Exhibit 99.1

Lee Olsen Appointed Chief Operating Officer of uBid

10-Year Old Online Marketplace Names
International Online Veteran to Senior Post

CHICAGO—January 9, 2008 - Lee Olsen, a recognized authority on international e-business has been named Chief Operating Officer at uBid.com, one of the leading business-to-consumer and business-to-business online marketplaces in the U.S.

Olsen is recognized worldwide as a leading innovator of e-Business. He was a leading member of a consortium of global thinking, innovative businessmen that revolutionized international eBusiness by structuring & passing though the Bermuda legislature, laws for electronic business and on-line credit transactions in the early ‘90s. Today he is considered a recognized authority about e-commerce and e-business.

“Lee’s diversified international career, including 22 years at IBM which utilized his immense talents, sales/marketing, development and consulting services make him a valuable asset to uBid. As our company continues expansion into emerging global markets, Lee’s experience will recognize the potential of untapped vertical markets, for the benefit of the company,” said Jeff Hoffman, uBid’s Chief Executive Officer.

About uBid.com Holdings, Inc.
uBid.com Holdings, Inc. and subsidiaries operate a leading on-line business-to-consumer and business-to-business marketplace that enables itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer high quality excess, new, overstock, close-out, refurbished and limited supply brand name merchandise. The Company’s marketplace employs a combination of auction style and fixed price formats. uBid.com Holdings, Inc. is publicly traded on the NASD OTC bulletin board (UBHI.OB).

CONTACT:	Jim Murphy
(773) 272-4537